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                                                                    EXHIBIT 23.4

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

         As independent petroleum engineers, Williamson Petroleum Consultants, Inc. hereby consents to the use of our report titled "Evaluation of Oil and Gas Reserves to the Interests of Midland Resources, Inc., Effective January 1, 1998, for Disclosure to the Securities and Exchange Commission, Williamson Project 8.8576" dated April 13, 1998, with respect to Midland Resources, Inc. and to all references to our firm included in or made part of this Registration Statement on Form S-4 of Vista Energy Resources, Inc. to be filed with the Securities and Exchange Commission on or about July 2, 1998.

                                    /s/ Williamson Petroleum Consultants, Inc.


                                    WILLIAMSON PETROLEUM CONSULTANTS, INC.

Houston, Texas
July 1, 1998